Exhibit 99.2

Explanation of Responses

(1)

Directly owned by Union Square Partners, L.P. (“Union Square”). Indirectly owned by Union Square Partners GP, L.P. (“Union Square LP”) and Union Square Partners GP, Ltd. (“Union Square GP”). Union Square LP is the general partner of Union Square. Union Square GP is the general partner of Union Square LP and the ultimate general partner of Union Square. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”), Union Square LP and Union Square GP may be deemed to be the beneficial owners of the securities held by Union Square, although Union Square LP and Union Square GP disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the securities beneficially owned by Union Square.

(2)

Represents securities of the Issuer held directly by Capital Z Financial Services Fund II, L.P. (“Capital Z”), Capital Z Financial Services Private Fund II, L.P. (“Capital Z Private Fund”) and Capital Z Management LLC (“Cap Z Management”). The sole general partner of Capital Z and Capital Z Private Fund is Capital Z Partners, L.P. (“Capital Z LP”), the sole general partner of Capital Z LP is Capital Z Partners, Ltd (“Capital Z Ltd”). The principal business of Cap Z Management is performing investment management services for Capital Z and Capital Z Private Fund. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”), Capital Z LP, Capital Z Ltd and Cap Z Management may be deemed to be the beneficial owners of the securities held by Capital Z, Capital Z Private Fund and with respect to Capital Z LP and Capital Z Ltd~~.~~, also held by Cap Z Management although Capital Z LP, Capital Z Ltd and Cap Z Management disclaim beneficial ownership of such securities, except with respect to the securities of the Issuer held directly by it and to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the securities beneficially owned by Capital Z and Capital Z Private Fund.

(3)

Bradley E. Cooper is a shareholder of Capital Z Ltd and an officer and co-owner of Capital Z Management. Mr. Cooper is also a Director of the Issuer. Mr. Cooper transferred to Cap Z Management the shares and an option to Cap Z Management for no consideration on the Transaction Date. The shares and the option acquired on the Transaction Date are directly held by Cap Z Management.

(4)	The option will vest and become exercisable in three substantially equal installments on May 14, 2009, 2010 and 2011.

(5)	Not applicable.